UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Juniper Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JUNIPER NETWORKS, INC.
1194 North Mathilda Avenue
Sunnyvale, California 94089
www.juniper.net
(408) 745-2000

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., Pacific time, on Thursday, May 17, 2007

Place	Juniper Networks, Inc. 1220 North Mathilda Avenue Building 3, Pacific Conference Room Sunnyvale, CA 94089

Items of Business	(1) To elect two Class II directors;

(2) To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2007; and

(3) To consider such other business as may properly come before the meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Juniper Networks stockholder as of the close of business on March 21, 2007.

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about April 18, 2007.

Meeting Admission	You are entitled to attend the annual meeting only if you were a Juniper Networks stockholder as of the close of business on March 21, 2007 or hold a valid proxy for the annual meeting. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 21, 2007, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

The annual meeting will begin promptly at 9:00 a.m., Pacific time. Check-in will begin at 8:30 a.m., Pacific time, and you should allow ample time for the check-in procedures.

Voting	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card.

By Order of the Board of Directors,

Mitchell L. Gaynor
Vice President, General Counsel and Secretary

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Juniper Networks, Inc., a Delaware corporation (“Juniper Networks” or the “Company”), is providing these proxy materials for you in connection with Juniper Networks’ annual meeting of stockholders, which will take place on May 17, 2007. As a stockholder as of March 21, 2007, the record date, you are invited to attend the annual meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Q:	How may I obtain Juniper Networks’ 10-K?

A:	A copy of our 2006 Annual Report on Form 10-K is enclosed.

Stockholders may request another free copy of the 2006 Form 10-K from:

Juniper Networks, Inc.
Attn: Investor Relations
1194 North Mathilda Avenue
Sunnyvale, CA 94089
(408) 745-2000

A copy of our 2006 Annual Report on Form 10-K is also available on the website of the Securities and Exchange Commission. You can reach this website by going to the Investor Relations Center on our Website, and clicking on the drop-down menu labeled “SEC Filings”. The address of the Investor Relations Center is:

http://www.juniper.net/company/investor

We will also furnish any exhibit to the 2006 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the annual meeting?

A:	The items of business scheduled to be voted on at the annual meeting are:

• The election of two Class II directors;

• The ratification of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2007; and

We will also consider other business that properly comes before the annual meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, and “FOR” the ratification of Ernst & Young LLP, an independent registered public accounting firm as auditors for the fiscal year ending December 31, 2007.

Q:	What shares can I vote?

A:	Each share of Juniper Networks common stock issued and outstanding as of the close of business on March 21, 2007, (the “Record Date”), is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date we had approximately 570,222,843 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Juniper Networks stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially, which may affect your ability to vote your shares.

Stockholder of Record

If your shares are registered directly in your name with Juniper Networks’ transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Juniper Networks. As the stockholder of record, you have the right to grant your voting proxy directly to Juniper Networks or to vote in person at the meeting. We have has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the annual meeting?

A:	You are entitled to attend the annual meeting only if you were a Juniper Networks stockholder as of the close of business on March 21, 2007 or you hold a valid proxy for the annual meeting. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the annual meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 21, 2007, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

The meeting will begin promptly at 9:00 a.m., Pacific time. Check-in will begin at 8:30 a.m., and you should allow ample time for the check-in procedures.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet — Stockholders of record of Juniper Networks common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most Juniper Networks stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone — Stockholders of record of Juniper Networks common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most Juniper Networks stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

By Mail — Stockholders of record of Juniper Networks common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Juniper Networks stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Juniper Networks Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of Juniper Networks common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not return my proxy card?

A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Brokerage firms have authority to vote client’s unvoted shares on some “routine” matters. If you do not give a proxy to vote your shares, your broker may either (1) vote your shares on “routine” matters or (2) leave your shares unvoted. In addition, the terms of the agreement with your broker may grant your broker discretionary authority to vote your shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of Juniper Networks’ nominees to the Board and “FOR” ratification of the independent registered public accounting firm).

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected. The proposal for the approval of the ratification of the independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on each proposal at the annual meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. Each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy using the enclosed form, the persons named as proxyholders, Stephen Elop and Mitchell Gaynor, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials (including our letter to stockholders, 2006 Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

Juniper Networks, Inc.
Attn: Investor Relations
1194 North Mathilda Avenue
Sunnyvale, CA 94089
(408) 745-2000
http://www.juniper.net/company/investor

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Juniper Networks is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Morrow & Co. to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Morrow & Co. a fee of $5,000 plus customary costs and expenses for these services. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2007.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:	Although the deadline for submitting proposals or director nominations for consideration at the 2006 annual meeting has passed, you may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in Juniper Networks’ proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of Juniper Networks at our principal executive offices no later than December 15, 2007. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in Juniper Networks’ proxy statement is instead a reasonable time before Juniper Networks begins to print and mail its proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Juniper Networks, Inc.
Attn: Corporate Secretary
1194 North Mathilda Avenue
Sunnyvale, CA 94089
Fax: (408) 745-2100

For a stockholder proposal that is not intended to be included in Juniper Networks’ proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Juniper Networks common stock to approve that proposal, provide the information required by the bylaws of Juniper Networks and give timely notice to the Corporate Secretary of Juniper Networks in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary of Juniper Networks not later than the close of business on December 15, 2007.

If the date of the stockholder meeting is moved more than 30 days before or 60 days after the anniversary of the Juniper Networks annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in Juniper Networks’ proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

• 90 days prior to the meeting; and

• 10 days after public announcement of the meeting date.

Recommendation and Nomination of Director Candidates: The Nominating and Corporate Governance Committee will consider both recommendations and nominations for candidates to the Board of Directors from Qualifying Stockholders. A “Qualifying Stockholder” is a stockholder that has owned for a period of one year prior to the date of the submission of the recommendation through the time of submission of the recommendation at least 1% of the total common stock of the Company outstanding as of the last day of the calendar month preceding the submission. A Qualifying Stockholder that desires to recommend a candidate for election to the Board of Directors must direct the recommendation in writing to Juniper Networks, Inc., Corporate Secretary, 1194 North Mathilda Avenue, Sunnyvale, California 94089-1206, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, written evidence that the candidate is willing to serve as a director of the Company if nominated and elected and evidence of the nominating person’s ownership of Company stock.

A stockholder that instead desires to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in Section 2.5 of the Company’s bylaws and the rules and regulations of the Securities and Exchange Commission. To be timely, such stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary of the Company not less than one hundred twenty (120) days prior to the date of the Company’s proxy statement released to stockholders in connection with the Company’s previous year’s annual meeting of stockholders. To be in proper form, a stockholder’s notice to the Secretary shall set forth:

(i) the name and address of the stockholder who intends to make the nominations and the name and address of the person or persons to be nominated;

(ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated by the Board of Directors; and

(v) if applicable, the consent of each nominee to serve as director of the Company if so elected.

Copy of Bylaws: You may contact the Juniper Networks Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Juniper Networks is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. Juniper Networks’ Corporate Governance Standards and Worldwide Code of Business Conduct and Ethics applicable to all Juniper Networks employees, officers, directors, contractors and agents are available at http://www.juniper.net/company/investor. Our Worldwide Code of Business Conduct and Ethics complies with the rules of the SEC, the listing standards of the NASDAQ Global Select Market and Rule 406 of the Sarbanes-Oxley Act of 2002. Juniper Networks has also adopted procedures for accounting and auditing matters in compliance with the listing standards of the NASDAQ Global Select Market. Concerns relating to accounting, internal controls or auditing matters may be brought to the attention of either the Company’s Concerns Committee (comprised of the Company’s Chief Financial Officer, General Counsel, Executive Vice President of Human Resources, Corporate Controller and the Director of Audit Services), or to the Audit Committee directly. Concerns are reviewed by the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. For information on how to contact the Audit Committee directly, please see the section entitled “Stockholder Communications with the Board” below.

Board Independence

Our Board of Directors (the “Board”) has determined that, except for Scott Kriens and Pradeep Sindhu, each of whom is an executive officer of the company, each of the current directors has no material relationship with Juniper Networks (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Juniper Networks) and is independent within the meaning of the NASDAQ Stock Market, Inc. (“NASDAQ”) director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Juniper Networks (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Juniper Networks) and is “independent” within the meaning of the NASDAQ director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules. In making the determination of the independence of our directors, the Board considered all transactions in which Juniper Networks and any director had any interest, including transactions involving Juniper Networks and payments made to or from companies in the ordinary course of business where our directors serve on the board of directors or as a member of the executive management of the other company.

Board Structure and Committee Composition

As of December 31, 2006, our Board had 9 directors divided into three classes — Class I, Class II and Class III — with each class being equal in number and with a three-year term for each class. As of December 31, 2006, the classes were comprised as follows:

Class I	Class II	Class III
(Term expires in 2009)	(Term expires this year)	(Term expires in 2008)

Scott Kriens	Pradeep Sindhu	William R. Hearst III
Stratton Sclavos	Robert M. Calderoni	Kenneth Goldman
William R. Stensrud	Kenneth Levy	Frank Marshall

In February 2007, the Board appointed Michael Lawrie as a Class III director to replace Mr. Marshall, who resigned from the Board. Mr. Marshall’s decision to resign was not because of any disagreement with Juniper Networks on any matters relating to its operations, policies or practices.

In addition, in February 2007, Mr. Levy informed the Board that he will retire from the Board effective upon the expiration of his current term in 2007. As such, he will not stand for re-election at the 2007 annual meeting.

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The membership during the last fiscal year and the function of each of the committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on Juniper Networks’ website at http://www.juniper.net/company/investor. In addition, the Board has a Stock Committee comprised of the Chief Executive Officer, Chief Financial Officer and, beginning in February 2007, a non-employee director. Mr. Stensrud was appointed to serve as the non-employee director on the Stock Committee. The Stock Committee has authority to grant stock options and restricted stock awards to employees who are not executive officers. During 2006, the Stock Committee held no meetings, and took action only by written consent. The Board has also established special litigation and securities pricing committees for specific purposes, such as oversight of securities litigation matters or the issuance of securities. None of the special committees met during 2006. During 2006, each director attended at least 75% of all Board and applicable committee meetings, except Mr. Sclavos, who attended 10 meetings, or 69% of the applicable meetings. Several of the meetings that he was unable to attend were special telephonic meetings that were scheduled relatively close to the meeting date.

Nominating and
Corporate
Name of Director	Board	Audit	Compensation	Governance

Non-Employee Directors:
Robert M. Calderoni	X	X
Kenneth Goldman(1)	X	X		X
William R. Hearst III	X	X
Frank Marshall(2)	X		X
Kenneth Levy(3)	X		X	X
Stratton Sclavos(4)	X
William R. Stensrud	X		X	X
Employee Directors:
Scott Kriens	X
Pradeep Sindhu	X
Number of Meetings in Fiscal 2006	14	41	5	3

X = Committee member

(1)	The Board has determined that Mr. Goldman is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission.

(2)	Mr. Marshall resigned from the Board in February 2007. He was replaced on the Board and the Compensation Committee by Michael Lawrie.

(3)	Mr. Levy is the Board’s Lead Independent Director. Mr. Levy’s term as a director expires on May 17, 2007. The directors have not selected a new Lead Independent Director.

(4)	Mr. Sclavos was appointed to the Nominating and Corporate Governance Committee in 2007 to replace Mr. Levy, who is retiring from the Board effective upon the expiration of his current term as director.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Juniper Networks’ financial statements, Juniper Networks’ compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of Juniper Networks’ internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee works closely with management as well as our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Juniper Networks for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is included herein on page 39. The charter of the Audit Committee is available at http://www.juniper.net/company/investor.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of our executive officers, including evaluation of the CEO; produces an annual report on executive compensation, including compensation discussion and analysis, for inclusion in Juniper Networks’ proxy statement; and has overall responsibility for approving and evaluating executive officer compensation plans. The report of the Compensation Committee is included herein beginning on page 32. The charter of the Compensation Committee is available at http://www.juniper.net/company/investor.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. The charter of the Nominating and Governance Committee is available at http://www.juniper.net/company/investor.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	The Committee regularly reviews the current composition and size of the Board.

•	The Committee reviews the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper.

•	The Committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.

•	The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments, ability to serve on committees of the Board and the like. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	In evaluating and identifying candidates, the Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	After such review and consideration, the Committee selects, or recommends that the Board of Directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

Michael Lawrie was appointed to the Board as a Class III director in 2007 to replace Mr. Marshall. The recommendation that Mr. Lawrie be considered for appointment to the Board was submitted to the Nominating and Corporate Governance Committee by our Chief Executive Officer.

Each of the nominees for re-election at the 2007 Annual Meeting was evaluated by the Nominating and Corporate Governance Committee, recommended by the Committee to the Board for nomination and nominated by the Board for re-election. In February 2007, Mr. Levy informed the Board that he will retire from the Board upon the expiration of his current term and will not stand for re-election at the 2007 annual meeting.

Stockholder Communications with the Board

Stockholders of Juniper Networks, Inc. and other parties interested in communicating with the Board may contact any of our directors by writing to them by mail or express mail c/o Juniper Networks, Inc., 1194 North Mathilda Avenue, Sunnyvale, California 94089-1206. The Nominating and Corporate Governance Committee of the Board has approved a process for handling stockholder communications received by the Company. Under that process, the General Counsel receives and logs stockholder communications directed to the Board and, unless marked “confidential”, reviews all such correspondence and regularly (not less than quarterly) forwards to the Board a summary of such correspondence and copies of such correspondence. Communications marked “confidential” will be logged as received by the General Counsel and then will be forwarded to the addressee(s).

Policy on Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, directors are encouraged to attend annual meetings of Juniper Networks stockholders. Eight of our nine directors attended the 2006 annual meeting of stockholders.

DIRECTOR COMPENSATION

Non-Employee Director Meeting Fee and Retainer Information

The following table provides information on Juniper Networks’ compensation and reimbursement practices during fiscal 2006 for non-employee directors.

Annual retainer for all Non-employee Directors (payable quarterly)	$30,000
Additional annual retainer for Audit Committee members (payable quarterly)	$10,000
Additional annual retainer for Compensation Committee members (payable quarterly)	$5,000
Additional annual retainer for Nominating and Corporate Governance Committee members (payable quarterly)	$5,000
Additional annual retainer for Audit Committee Chairman (payable quarterly)	$20,000
Additional annual retainer for Compensation Committee Chairman (payable quarterly)	$5,000
Additional annual retainer for Nominating and Corporate Governance Committee Chairman (payable quarterly)	$5,000
Stock options granted upon initial appointment or election to the Board(1)	50,000
Stock options granted annually(2)	20,000	(3)
Payment for each Board meeting attended in person	$1,250
Payment for each Board meeting attended by phone or video conference	$625
Payment for each committee meeting attended in person	$625
Payment for each committee meeting attended by phone or video conference	$312.50
Payment for each Audit Committee meeting relating to the stock option investigation held after August 2, 2006 attended in person or by phone or video conference	$1,250
Reimbursement for expenses attendant to Board membership	Yes

(1)	Vests monthly over three years commencing on the date of grant.

(2)	Vests monthly over twelve months commencing on the date of grant.

(3)	Each non-employee director who was not a non-employee director on the date of the prior year’s annual stockholder meeting receives an option covering the number of shares of Common Stock determined by multiplying 20,000 shares by a fraction, the numerator of which is the number of days since the non-employee director received his/her option upon initial appointment to the Board, and the denominator of which is 365, rounded down to the nearest whole share.

Non-Employee Director Compensation Table For Fiscal 2006

The following table shows compensation information for our current and former non-employee directors for fiscal 2006. Neither Mr. Kriens nor Dr. Sindhu received any separate compensation for their Board activities.

Non-Employee Director Compensation for Fiscal 2006

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards	Awards(1)	Compensation	Earnings	Compensation	Total

Robert M. Calderoni(2)	$85,625	—	$226,124	—	—	—	$311,749
Kenneth Goldman(3)	$113,125	—	$220,029	—	—	—	$333,154
William R. Hearst III(4)	$83,438	—	$137,840	—	—	—	$221,278
Michael Lawrie	—	—	—	—	—	—	—
Kenneth Levy(5)	$61,875	—	$137,840	—	—	—	$199,715
Frank Marshall(6)	$49,375	—	$364,496	—	—	—	$413,871
Stratton Sclavos(7)	$40,000	—	$137,840	—	—	—	$177,840
William R. Stensrud(8)	$60,938	—	$137,840	—	—	—	$198,778

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by Juniper Networks in fiscal 2006 for option awards as determined pursuant to FAS 123R disregarding forfeiture assumptions. These compensation costs reflect option awards granted in 2006 and years prior to fiscal 2006. The grant date fair value for each stock option award granted to non-employee directors in 2006 was $114,458. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in Juniper Networks Annual Report on Form 10-K for 2006 filed with the SEC on March 9, 2007.

(2)	As of December 31, 2006, Mr. Calderoni held outstanding options to purchase 120,300 shares of the Company’s common stock.

(3)	As of December 31, 2006, Mr. Goldman held outstanding options to purchase 153,000 shares of the Company’s common stock.

(4)	As of December 31, 2006, Mr. Hearst held outstanding options to purchase 89,445 shares of the Company’s common stock.

(5)	As of December 31, 2006, Mr. Levy held outstanding options to purchase 160,000 shares of the Company’s common stock.

(6)	As of December 31, 2006, Mr. Marshall held outstanding options to purchase 160,000 shares of the Company’s common stock.

(7)	As of December 31, 2006, Mr. Sclavos held outstanding options to purchase 200,000 shares of the Company’s common stock.

(8)	As of December 31, 2006, Mr. Stensrud held outstanding options to purchase 180,000 shares of the Company’s common stock.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are two nominees for election to Class II of the Board this year — Robert M. Calderoni and Pradeep Sindhu. Each of the nominees is presently a member of the Board. Information regarding the business experience of each nominee and the other members of the Board is provided below. Each of the Class II directors are elected to serve a three-year term until the Company’s annual meeting in 2010 and until their respective successors is elected. There are no family relationships among our executive officers and directors.

In February 2007, Mr. Kenneth Levy informed the Board that he will retire from the Board upon the expiration of his current term and will not stand for re-election at the 2007 annual meeting. As of the date of this proxy statement, we had not identified a suitable nominee to replace Mr. Levy on the Board. Accordingly, at the 2007 annual meeting there will be fewer persons nominated for election as Class II directors than are authorized to be elected under our current bylaws. Votes may not be cast in person or by proxy at the 2007 annual meeting for greater than two nominees to the Board.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Our Board recommends a vote FOR the election to the Board of each of the following nominees.

Vote Required

The two persons receiving the highest number of “FOR” votes represented by shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

Nominees for Election

Robert M. Calderoni Director since 2003 Age 47	Mr. Calderoni has served as President and Chief Executive Officer and a member of the board of directors of Ariba, Inc., a provider of spend management solutions, since October 2001. From October 2001 to December 2001, Mr. Calderoni also served as Ariba’s Interim Chief Financial Officer. From January 2001 to October 2001, Mr. Calderoni served as Ariba’s Executive Vice President and Chief Financial Officer. Mr. Calderoni was also an employee of the Company from November 2000 to January 2001. From November 1997 to January 2001, he served as Chief Financial Officer at Avery Dennison Corporation, a manufacturer of pressure-sensitive materials and office products. From June 1996 to November 1997, Mr. Calderoni served as Senior Vice President of Finance at Apple Computer, a provider of hardware and software products and Internet-based services.

Pradeep Sindhu Director since 1996 Age 54	Dr. Sindhu co-founded Juniper Networks in February 1996 and served as Chief Executive Officer and Chairman of the Board of Directors until September 1996. Since then, Dr. Sindhu has served as Vice Chairman of the Board of Directors and Chief Technical Officer of Juniper Networks. From September 1984 to February 1991, Dr. Sindhu worked as a Member of the Research Staff, and from March 1987 to February 1996, as the Principal Scientist, and from February 1994 to February 1996, as Distinguished Engineer at the Computer Science

Lab, Xerox Corporation, Palo Alto Research Center, and a technology research center.

Continuing Directors

Scott Kriens Director since 1996 Age 49	Mr. Kriens has served as Chief Executive Officer and Chairman of the Board of Directors of Juniper Networks since October 1996. From April 1986 to January 1996, Mr. Kriens served as Vice President of Sales and Vice President of Operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens also serves on the boards of directors of Equinix, Inc. and VeriSign, Inc.

Kenneth Goldman Director since 2003 Age 57	Mr. Goldman has served as Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software, since January 2007. From February 2006 through March 2006, Mr. Goldman served as Senior Vice President of Oracle Corporation, an enterprise software company. From August 2000 through January 2006, Mr. Goldman served as Senior Vice President, Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and series that was acquired by Oracle Corporation. From July 1996 to July 2000, Mr. Goldman served as Senior Vice President of Finance and Chief Financial Officer of Excite@Home, Inc. From 1992 to 1996, Mr. Goldman served as Senior Vice President of Finance and Chief Financial Officer of Sybase, Inc., a global enterprise software company. Mr. Goldman was a member of the Financial Accounting Standards Advisory Council from December 1999 to December 2003. Mr. Goldman is a member of the boards of directors of BigBand Networks, Inc., Leadis Technology Inc. and a member of the board of trustees of Cornell University.

William R. Hearst III Director since 1996 Age 57	Mr. Hearst has been a partner with Kleiner Perkins Caufield & Byers, a venture capital firm, since January 1995. Mr. Hearst was editor and publisher of the San Francisco Examiner from 1984 until 1995. Mr. Hearst serves on the board of directors of Hearst-Argyle Television. He is a Fellow of the American Association for the Advancement of Science and a trustee of Carnegie Institution, the Hearst Foundation, Mathematical Sciences Research Institute, the California Academy of Sciences and Grace Cathedral of San Francisco.

J. Michael Lawrie Director since 2007 Age 53	Mr. Lawrie has served as Chief Executive Officer of Misys plc, a UK-based provider of industry-specific software products and solutions, since November 2006. From October 2005 to November 2006, Mr. Lawrie served as a partner of ValueAct Capital. From May 2004 to April 2005 Mr. Lawrie served as Chief Executive Officer of Siebel Systems, Inc. From May 2001 to May 2004, Mr. Lawrie served as Senior Vice President and Group Executive at IBM responsible for sales and distribution of all IBM products and services world wide. Mr. Lawrie also serves as a National Trustee for the Ohio University board of trustees.

Stratton Sclavos Director since 2000 Age 45	Mr. Sclavos has been President and Chief Executive Officer of VeriSign Inc, a provider of digital infrastructure solutions, since July 1995 and Chairman of its board of directors since December 2001. From October 1993 to June 1995, he was Vice President, Worldwide

Marketing and Sales of Taligent, Inc., a software development company that was a joint venture among Apple Computer, Inc., IBM and Hewlett-Packard. Prior to that time, he served in various sales, business development and marketing capacities for GO Corporation, MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos also serves on the boards of directors of Salesforce.com and Intuit, Inc.

William R. Stensrud Director since 1996 Age 56	Mr. Stensrud has served as Chairman and CEO of Muze, Inc., a provider of B2B digital commerce solutions and descriptive entertainment media information, since January 2007. Mr. Stensrud was a general partner with the venture capital firm of Enterprise Partners from January 1997 to December 2006. Mr. Stensrud was an independent investor and turn-around executive from March 1996 to January 1997. During this period, Mr. Stensrud served as President of Paradyne Corporation and as a director of Paradyne Corporation, GlobeSpan Corporation and Paradyne Partners LLP, all data networking companies. From January 1992 to July 1995, Mr. Stensrud served as President and Chief Executive Officer of Primary Access Corporation, a data networking company acquired by 3Com Corporation. From 1986 to 1992, Mr. Stensrud served as the Marketing Vice President of StrataCom, Inc., a telecommunications equipment company, which Mr. Stensrud co-founded.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit Juniper Networks’ consolidated financial statements for the fiscal year ending December 31, 2007. During fiscal 2006, Ernst & Young served as Juniper Networks’ independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Accountant Fees and Services” on page 38. Representatives of Ernst & Young are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as Juniper Networks’ auditors for the 2007 fiscal year.  If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm as Juniper Networks’ independent auditors at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Vote Required

Ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as auditors for fiscal 2007 requires the affirmative vote of a majority of the shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, as of March 1, 2007, concerning:

•	beneficial owners of more than 5% of Juniper Networks’ common stock;

•	beneficial ownership by Juniper Networks directors and the named executive officers set forth in the Summary Compensation table on page 33; and

•	beneficial ownership by all Juniper Networks directors named in this proxy statement and Juniper Networks executive officers as a group.

The information provided in the table is based on Juniper Networks’ records, information filed with the Securities and Exchange Commission and information provided to Juniper Networks, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of April 30, 2007 (60 days after March 1, 2007) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table. In addition, unless otherwise indicated, all persons named below can be reached at Juniper Networks, Inc., 1194 N. Mathilda Avenue, Sunnyvale, California 94089.

BENEFICIAL OWNERSHIP TABLE

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership(1)		of Class(1)

Holders of Greater Than 5%
AXA Financial, Inc.	37,016,574	(2)	6.5%
1290 Avenue of the Americas New York, NY 10104
FMR Corp.	84,697,538	(3)	14.9%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates	71,397,223	(4)	12.5%
100 E. Pratt Street Baltimore, MD 21202

Directors and Named Executive Officers:
Robert M. Calderoni(5)	118,633		*
Robert Dykes(6)	323,968		*
Kenneth Goldman (7)	175,686		*
William R. Hearst III(8)	942,697		*
Scott Kriens(9)	15,360,632		2.7%
J. Michael Lawrie(10)	2,777		*
Kenneth Levy(11)	158,333		*
Frank Marshall(12)	767,696		*
Edward Minshull(13)	190,898		*
Stratton Sclavos(14)	206,333		*
Pradeep Sindhu(15)	10,550,181		1.9%
William R. Stensrud(16)	1,494,230		*
Robert Sturgeon(17)	424,105		*
All Directors and Executive Officers as a Group (13 persons)(18)	30,716,169		5.4%

*	Represents holdings of less than one percent.

(1)	The percentages are calculated using 569,233,769 outstanding shares of the Company’s common stock on March 1, 2007 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, beneficial ownership information also includes shares subject to options exercisable within 60 days of March 1, 2007.

(2)	Based on information reported on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007. AXA Financial, Inc. is the parent holding company for several entities that hold our common stock as investment advisors, including AllianceBernstein L.P. Collectively, these entities have shared voting power with respect to 254,648 shares and shared investment power with respect to 88,136 shares.

(3)	Based on information reported on Schedule 13G filed with the Securities and Exchange Commission on January 10, 2007.

(4)	Based on information reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Consists of shares which are subject to options that may be exercised within 60 days of March 1, 2007.

(6)	Includes 323,094 shares which are subject to options that may be exercised within 60 days of March 1, 2007.

(7)	Includes 151,333 shares which are subject to options that may be exercised within 60 days of March 1, 2007.

(8)	Includes 87,778 shares which are subject to options that may be exercised within 60 days of March 1, 2007.

(9)	Includes 10,481,672 shares held by the Kriens 1996 Trust, of which Mr. Kriens and his spouse are the trustees and 4,467,173 shares which are subject to options that may be exercised within 60 days of March 1, 2007.

(10)	Consists of shares which are subject to options that may be exercised within 60 days of March 1, 2007. Mr. Lawrie was appointed to the Board in February 2007.

(11)	Consists of shares which are subject to options that may be exercised within 60 days of March 1, 2007.

(12)	Includes 215,894 shares held by Big Basin Partners, LP, 88,206 shares held by Timark, LP, of which Mr. Marshall is a general partner; 135,400 shares held by the Frank & Judith Marshall Trust and 134,444 shares which are subject to options that may be exercised within 60 days of March 1, 2007. Mr. Marshall resigned from the Board in February 2007.

(13)	Includes 189,792 shares which are subject to options that may be exercised within 60 days of March 1, 2007.

(14)	Includes 198,333 shares which are subject to options that may be exercised within 60 days of March 1, 2007.

(15)	Includes 2,218,780 shares held by the Sindhu Investments, LP, a family limited partnership; 4,716,634 shares held by the Sindhu Family Trust and 6,867 shares held by Dr. Sindhu’s spouse. Also includes 2,014,969 shares which are subject to options that may be exercised within 60 days of March 1, 2007.

(16)	Includes 1,129,497 shares held in a trust as community property and 178,333 shares which are subject to options that may be exercised within 60 days of March 1, 2007.

(17)	Consists of shares which are subject to options that may be exercised within 60 days of March 1, 2007

(18)	Includes all shares referenced in notes 5 through 17 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of Juniper Networks Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2006, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to Juniper Networks and the written representations of its directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Worldwide Code of Business Conduct and Ethics (the “Code”) requires that the Company’s employees, officers and directors should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role (as used in the Code, a “related party transaction”). If the related party transaction involves the Company’s directors or executive officers or is determined by the Company’s Chief Financial Officer to be material to the Company (or if applicable SEC or NASDAQ rules require approval by the Audit Committee), the Audit Committee of the Board must review and approve the matter in writing in advance of any such related party transactions.

The Company reimburses Mr. Kriens for ordinary operating costs relating to his use of his aircraft for business purposes up to a maximum amount of $650,000 per year. In 2006 Mr. Kriens received $401,400 in reimbursements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy and Objectives

The Compensation Committee of the Board of Directors (the “Committee”) recognizes that in order for the Company to successfully develop, introduce, market and sell products, the Company must be able to attract, retain and reward qualified executive officers who will be able to operate effectively in a high growth, complex environment. In that regard, the Company must offer compensation that (a) is competitive in the industry; (b) motivates executive officers to achieve the Company’s strategic business objectives; and (c) aligns the interests of executive officers with the long-term interests of stockholders.

The Committee’s intention is to adopt compensation programs that encourage creation of long-term value for stockholders, employee retention, and equity participation. The Committee’s approach is based on the philosophy that a substantial portion of aggregate annual compensation for executive officers should be contingent upon the Company’s overall performance and an individual’s contribution to the Company’s success in meeting certain critical objectives. In this regard, the Committee historically targeted base salary at approximately the 50th percentile relative to competitive market practices, although actual base salaries may be higher or lower than this targeted positioning. Incentive compensation and long term equity awards were intended to target overall compensation at approximately the 75th percentile, although the financial performance of the Company and changes in the market price of the Company’s Common Stock can result in total compensation above or below the target.

Overview of Executive Compensation

Under the charter of the Compensation Committee, the Committee is comprised entirely of independent directors and has the responsibility for approving compensation for those officers who are designated as reporting officers under Section 16 of the Securities Exchange Act of 1934 (“Section 16 officers”). Generally, the types of compensation and benefits provided to the Section 16 officers are also provided to other non-Section 16 officers reporting to the Chief Executive Officer. Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table on page 33, are referred to as the “named executive officers”. All of the named executive officers are Section 16 officers.

The Committee approves all compensation decisions for the Section 16 officers. The Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. In 2005 and 2006, the Committee retained Towers Perrin as its advisor. The Committee is free to replace its compensation advisors or retain additional advisors at any time. The advisors assist the Committee by providing compensation information, analyzing various compensation alternatives and data, and helping to develop recommendations regarding all awards to Section 16 officers.

In 2006, the Committee also received analysis, advice and guidance from Mercer Human Resource Consulting (“Mercer”) with respect to compensation for 2007. Mercer was retained by Juniper Networks to review the Company’s pay programs and make recommendations for 2007 to the Committee. Mercer and Mercer affiliates also provide other services to the Company, including U.S. benefits administration, consulting services related to generally available Company benefit plans, and brokerage services for U.S. and international benefit plans.

The advisors generally work with the Company’s Executive Vice President responsible for Human Resources and the Company’s Senior Director of Compensation and Benefits. The advisors provide analysis to the Company and the Committee regarding the Section 16 officer’s compensation relative to external market benchmarks. The advisors also provide information to the Company and the Committee regarding compensation trends, compensation strategy and structure of incentive programs. The Chief Executive Officer annually reviews the performance of each Section 16 officer (other than the Chief Executive Officer whose performance is reviewed by the Committee). As Chief Executive Officer, Mr. Kriens is responsible for making a recommendation regarding the salary, incentive target and equity awards for each individual Section 16 officer other than himself, based on the analysis and guidance provided by the advisors and on his assessment of the performance of the individuals. He is assisted by the Executive Vice President, Human Resources and the Senior Director of Compensation and Benefits in these recommendations to the Committee regarding compensation for Section 16 officers. The Executive Vice President, Human Resources and the Senior Director of Compensation and Benefits make the recommendation regarding the Chief Executive Officer’s compensation with the input and advice of the advisors. Mr. Kriens takes an active part in the discussions at Committee meetings at which compensation of his direct reports and the other Section 16 officers are discussed. All decisions regarding Mr. Kriens compensation are made by the Committee in executive session, without Mr. Kriens present. The Committee considers, but is not in any way bound by, and frequently changes recommendations made by company management. Similarly, the conclusions reached and recommendations made by the outside advisors can also be accepted, rejected or modified by the Committee.

Benchmarking Data

In making compensation decisions, the Committee compares each element of total compensation against various “market data” to establish reference points for analyzing, benchmarking and setting compensation for Section 16 officers. As there is considerable variation in the compensation amounts and methodologies used among companies and because no two companies possess the exact same characteristics, size, structure, business, history and prospects, the Committee relied on “market data” composed of a combination of a broad technology company sample and a specific peer company analysis. For 2006, the broad-based technology company data was drawn from the Buck High Technology Survey for companies between $1 billion and $3 billion in sales revenue. In addition, for the general managers who are compensated in part based on the performance of their respective business unit, the Committee received survey data grouping for the top executive managing business units with revenue between $250 million and $1 billion. In addition, for Mr. Minshull, who lives in the United Kingdom, the broad-based survey data for 2006 was adjusted by 25% to reflect the higher cost of living in London area compared to the San Francisco area.

The Committee also relies on data from a peer group of publicly-traded networking equipment and other high technology companies (the “Peer Group”). The companies included in the Peer Group are ones which the Committee believes that Juniper Networks competes with for talent. This list is periodically reviewed and updated by the Committee to take into account changes in both the Company’s business and the businesses of the peer companies. For 2006, the Peer Group consisted of 3Com Corporation; Avaya, Inc; BEA Systems, Inc.; Brocade Communications Systems Inc; Check Point Software Technologies Ltd; Cisco Systems; Extreme Networks, Inc.; Foundry Networks Inc.; Google Inc.; Intel Corporation; Lucent Technologies, Inc.; Network Appliance, Inc.; McAfee, Inc; Nortel Networks Corporation; NVIDIA Corporation; Oracle Corporation; Sun Microsystems, Inc.; Symantec Corporation; and Yahoo, Inc. The data on the compensation practices of the Peer Group is gathered through searches of publicly available information. Because of the variations between companies as to which individuals and roles compensation is disclosed, there will not be available directly comparable information from each peer company with respect to each of our Section 16 officers or named executive officers.

For the 2007 annual compensation review completed by Mercer, the broad-based technology company data was drawn from several sources, including: the Buck Executive High Technology Survey, the Radford Executive Survey, and the Mercer Market Benchmark Database. For corporate positions, data was collected for companies between $1 billion and $6 billion in sales revenue, a broader scope than used for the 2006 review, reflecting the larger size and growth of the Company. For the general managers who are compensated in part based on the performance of their respective business unit, the Committee received survey data for Top Business Unit Executives scoped to the sales revenue size of each respective business unit at the Company.

For 2007, the Peer Group was revised at the recommendation of Mercer to reflect a broader sample of high-technology businesses of similar size to the Company from the standpoint of sales revenue. The 2007 Peer Group consisted of the following benchmark companies: Adobe Systems, Inc.; Autodesk, Inc.; Avaya, Inc.; BEA Systems, Inc.; BMC Software, Inc.; CA, Inc.; Corning, Inc.; Earthlink, Inc.; eBay, Inc.; Intuit, Inc.; Network Appliance, Inc.; Symantec Corporation.; Tellabs, Inc.; VeriSign, Inc.; and Yahoo, Inc. The data on the compensation practices of the Peer Group is gathered through publicly available information. Because of the variations between companies as to which individuals and roles compensation is disclosed, there will not be available directly comparable information from each peer company with respect to each of our Section 16 officers or named executive officers.

In addition to the benchmarking data sources discussed above, the Committee also considers other information and factors in determining compensation for individual Section 16 officers including, internal consistency between Juniper Networks employees, job performance, skills, prior experience, competitive job offers made to Juniper Networks employees, recruiting offers made by Juniper Networks, and market conditions. Finally, in some cases, the compensation for newly hired Section 16 officers may be determined based on the recruitment negotiations with such individuals, and may reflect such factors as the amounts of compensation that the individual would forego by joining Juniper Networks or the costs of relocation.

Elements of Executive Compensation

The principal components of compensation for Section 16 officers are:

•	Base salary

•	Performance-based cash incentive compensation

•	Long-term equity incentive compensation, such as stock options, restricted stock units and performance shares

•	Employee benefits and perquisites

•	Severance benefits

Juniper Networks has selected these elements of compensation because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. Base salary and employee benefits are set with the goal of attracting employees by guaranteeing a minimum level of compensation for services performed. Performance-based cash incentives are provided to incentivize or reward achievement of short-term or annual performance goals. Long-term equity incentives are provided to align executive interests with those of our stockholders and to promote achievement of long-term business objectives and retention of key talent.

The Committee reviews the compensation program on an annual basis. The Committee’s annual review is primarily focused on the structure of the performance based incentive plans overall and, with respect to individual Section 16 officers, on (i) base salary, (ii) total target cash compensation (base salary + performance based cash incentive) and (iii) long-term equity incentive compensation and total direct compensation (total target comp + long-term equity incentive). The Company does not typically offer perquisites or employee benefits to Section 16 officers that are not also made available to employees on a broad basis. Severance benefits have been approved either in connection with the negotiations to recruit individual executives or periodically as part of a program to extend such benefits to Section 16 officers as a group. Accordingly, severance benefits, employee benefits and perquisites are reviewed from time to time, but not annually, to ensure that benefit levels remain competitive and are reasonable and not excessive.

Base Salary

Salaries are used to provide a fixed amount of compensation for the executive’s regular work. Overall, and for the last several years, the Company has targeted base salary levels for each position, on average, at the 50th percentile of similar positions based on the benchmarking data. Some variation above and below the competitive median is allowed when, in the judgment of management and/or the Compensation Committee, as appropriate, the value of the individual’s experience, performance and specific skill set justifies variation. In addition, variation is allowed to ensure some relative consistency among Section 16 officers.

The salaries of the Section 16 officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to the benchmark data discussed above for similar positions. The effective date of annual increases typically is April 1st of each year.

Pursuant to the 2006 annual compensation review, no changes were made to the base salary of Mr. Dykes, Mr. Minshull, or Ms. Kim Perdikou because their salaries were at approximately the median percentile. The base salaries of Dr. Sindhu and Mr. Sturgeon were increased by approximately 11% and 9%, respectively to move their salaries closer to the median percentile. Even after the adjustment, Dr. Sindhu’s salary was still below the median. At that time, no change was made to the base salary of Mr. Kriens even though his salary was below the median. However, the Committee concluded that it would continue to move their salaries toward the median over multiple years rather than attempt to close this gap in one large step.

In May 2006, Ms. Perdikou was promoted to Executive Vice President Infrastructure Products Group and General Manager, Service Provider Business Team. In connection with that promotion, her base salary was increased from $275,000 to $300,000 so that her new base salary was equal to that of the Company’s other General Manager.

In December 2006, Mr. Stephen Elop agreed to join the Company. His base salary was determined with reference to the benchmark data discussed above and through negotiation.

Pursuant to the 2007 annual compensation review and based on the performance of the company in 2006, no changes were made to the base salaries of Mr. Elop, Mr. Minshull, Mr. Dykes or Mr. Sturgeon. As Mr. Elop’s salary had been determined recently in connection with his joining Juniper Networks, no adjustment was deemed necessary.

The Committee approved an increase in base salary for Mr. Kriens intended to both move Mr. Kriens closer to the median as discussed above and to place his salary above that of Mr. Elop. The Committee also approved an increase in salary for Ms. Perdikou to move her closer to the median percentile and to rebalance her cash compensation between salary (which was below the target market positioning) and annual cash incentive compensation (which was higher than the target market positioning, as described below). The Committee assessed the role of Dr. Sindhu and determined that it was appropriate that his position as both the Chief Technology Officer and Vice Chairman be compensated at a level comparable to that of a product group General Manager. Accordingly, his salary was increased to an amount equal to that of Ms. Perdikou.

Performance-Based Cash Incentive Compensation

Target Incentives as a Percentage of Salary

As discussed above, the Company’s compensation objective is to have a significant portion of each Section 16 officer’s compensation tied to performance. To this end, the Company has established a target annual performance-based cash incentive opportunity for each Section 16 officer expressed as a percent of base salary. In establishing the amount of target incentive, the Committee evaluates the total target cash compensation (base salary + target incentive) and compares it to the market benchmark data discussed above. The actual award earned may be higher or lower than this target incentive amount based on company, business unit, and/or individual performance factors.

In 2006, the Company’s objective was to target total cash compensation between the 50th and 70th percentile. Based on the 2006 base salary adjustments discussed above and on an evaluation of the benchmark data discussed above, the Committee determined that no changes should be made to the existing target incentives for the Section 16 officers from 2005 target levels. Accordingly, the 2006 target incentives, expressed as a percentage of base salary, remained at 150%, 100%, 100%, 100%, 100% and 100% for Mr. Kriens, Mr. Dykes, Mr. Minshull, Ms. Perdikou, Mr. Sturgeon and Dr. Sindhu, respectively.

In 2007, the Company’s objective was to target total cash compensation at approximately the market median. Taking into account the changes made to base salary discussed above and the benchmark data for total cash compensation, the Committee determined that no changes be made to the target incentive percentages for Mr. Kriens, Mr. Minshull, Mr. Dykes or Mr. Sturgeon. With respect to Ms. Perdikou and Dr. Sindhu, the Committee determined that in light of their review of total cash compensation benchmark data, the mix of cash compensation between base salary and variable incentive should be rebalanced for those two individuals. As a result, the amount of target incentive was reduced from 100% to 75% of base salary for both Ms. Perdikou and Dr. Sindhu while salaries were increased as described above.

In connection with his joining the Company, Mr. Elop’s target incentive was established at 125% of base salary for 2007 (Mr. Elop was not eligible for an annual cash incentive in 2006). The Committee determined this target based on two factors. First, the Committee concluded that it was desirable to use the 125% amount in order to weight

Mr. Elop’s total cash compensation more heavily on achievement of Company performance objectives than other executive officers (other than Mr. Kriens). Second, the Committee determined that the target incentive percentage was consistent with the general compensation objective of targeting Mr. Elop’s total cash compensation at approximately the median percentile for his position based on the market benchmark data.

Annual Incentive Plans

Each year an annual incentive plan is established for Section 16 officers in order to reward those individuals based on performance against various business objectives for that year or for a portion of that year, as described below. The Company believes that achievement of the Company’s business plan and near term business objectives are best effectuated through a cash incentive plan tied to performance goals established for a period of one year or less. Because of the rapidly changing industry in which the Company competes, the Company believes that by establishing goals that are measured over an annual or semi-annual basis, the goals can be established with greater specificity and linkage to the operating plan objectives and with less risk of subsequent revision than if objectives were based on longer measurement periods. The Committee also believes that goals that can be achieved over an annual or semi-annual period are more effective at motivating performance and promoting retention than goals which take a longer time to achieve and are therefore inherently less under the control of the individual to accomplish. Moreover, the Company also believes that establishing annual or semi-annual plans provides the Company with the flexibility to adjust the structure and objectives of its plan to meet changes in the Company’s business and competitive environment.

To promote achievement of longer term objectives, the Company relies on equity incentives discussed in more detail below.

2006 Executive Officer Bonus Plan.  In February 2006, the Committee approved the 2006 Executive Officer Bonus Plan for Section 16 officers (the “2006 Bonus Plan”). Participants under the 2006 Bonus Plan were divided into two categories: Mr. Kriens, Mr. Dykes, Mr. Minshull and Dr. Sindhu were designated “corporate participants,” and Ms. Perdikou and Mr. Sturgeon were designated as “business team participants.” The payment of bonuses under the 2006 Bonus Plan was based on several performance components: (i) financial objectives, (ii) revenue growth performance relative to peers and (iii) individual objectives. Performance objectives were established at the beginning of each the fist six months (January-June) and second six months (July-December) of 2006 and payments under the 2006 Bonus Plan were calculated and paid after each six-month measurement period.

The Company believes that the primary performance measurements and vast majority of the potential incentive bonus should be based on achieving key financial targets tied to the Company’s annual operating plan. The basic financial performance calculation for corporate participants was based on performance against six month Company total revenue targets (weighted 60%) and Company non-GAAP operating income targets (weighted 40%). The financial performance calculation for business team participants was based on performance against six month Company revenue targets and business team revenue targets (each weighted 30% for a combined weighting of 60%) and business team contribution margin targets and Company non-GAAP operating income targets (each weighted 20% for a combined weighting of 40%). Achieving less than 90% of a target resulted in no payment for that performance measure and overachieving of the specific target by 120% or more resulted in payment of up to 200% of the target amount for that measure. Amounts in between the minimum and maximum were based on a sliding scale.

The basic bonus calculation based on achieving financial objectives after each six-month period was then subject to increase or decrease by up to 20% based on the Company’s revenue growth relative to the weighted-average revenue growth of a pre-determined Performance Peer Group consisting of Brocade Communications Systems; Check Point Software; 3Com; Cisco Systems; Extreme Networks; Foundry Networks; SonicWall, Inc.; and Sonus Networks. The relative growth of each of these Performance Peer companies was weighted based on total revenue. Revenue growth of 10 percentage-points above the weighted average growth of these Performance Peers would result in a modifier of +20% being applied to the bonus payouts, and revenue growth of 10 percentage-points below these Performance Peers would result in a modifier of −20%. Performance within the range of +/− 10 percentage points would be calculated on a sliding scale. This component was intended to align the interests of the Section 16 officers with the stockholders and to ensure that a portion of their performance was dependent not just on performance against internal objectives, but on performance of the Company relative to the Performance Peer Group.

In addition, the basic bonus calculation was subject to a further additional increase or decrease by up to 10% based on the achievement of individual management objectives for that officer established by the Chief Executive Officer. In the case of Mr. Kriens, his management objective component was calculated based on the average achievement of all of the other Section 16 officers. This component was intended to promote performance of various business objectives tied to the individual’s specific areas of responsibility. Achievement of less than 80% of objectives resulted in a decrease of 10% of the basic bonus calculation, achievement of 80% resulted in no change to the basic bonus calculation, achievement of 100% of objectives resulted in a 10% increase to the basic bonus payment calculation. The calculation for amounts between the minimum and maximum was based on a sliding scale.

Upon completion of each six month measurement period for 2006, the Committee reviewed the performance of the Company, each business team and each Section 16 officer to verify and approve the calculations of the amounts to be paid under the 2006 Bonus Plan. At the time the Committee set the performance goals for the participants under the 2006 Bonus Plan, it believed that they were achievable but only with significant effort.

Payments to Section 16 officers under the 2006 Bonus Plan ranged between 51% and 110% of the individual’s target bonus for the first six month period and between 27% and 86% for the second six month period. The following table summarizes the payments for the Company’s Section 16 officers:

			Second Six
	First Six Months		Months
	Percentage of		Percentage of	Second Six
	Performance	First Six Months	Performance	Months Bonus
Name	Target Achieved	Bonus Payment	Target Achieved	Payment

Scott Kriens	99%	$352,688	67%	$238,688
Robert Dykes(1)	101%	$202,000	68%	$136,000
Pradeep Sindhu	99%	$123,750	67%	$83,750
Edward Minshull(2)	101%	$226,667	69%	$154,852
Kim Perdikou	110%	$155,833	86%	$129,000
Robert Sturgeon(3)	51%	$76,500	27%	$40,500

(1)	On March 12, 2007, Mr. Dykes announced that he will resign from his position at the Company.

(2)	Mr. Minshull is paid in British Pounds (£). The compensation amounts for Mr. Minshull in this proxy statement are presented on an as-converted to U.S. Dollars ($) basis at a rate of $1.9515 for each £1. This represents the exchange rate in effect for conversion of British Pounds to U.S. Dollars as of December 31, 2006.

(3)	On March 12, 2007, Mr. Sturgeon announced that he will resign from his position at the Company.

2007 Annual Incentive Plan.  For the 2007 fiscal year, the Committee approved the 2007 Annual Incentive Plan (the “2007 AIP”) for Section 16 officers. Under the 2007 AIP, each participant is eligible to receive an annual incentive bonus once per year at the end of the year based on achievement of specified objectives established at the beginning of the year. The Company believes that the primary performance measurements should be based on achieving key financial targets tied to the Company’s annual operating plan. The incentive is based 50% on the Company’s revenue results, 30% on the Company’s operating income results and 20% on achieving other specified strategic goals, such as employee engagement and leadership development. However, in the case of a general manager of a business team, such as Ms. Kim Perdikou, Executive Vice President Infrastructure Products Group and General Manager, Service Provider Business Team, the revenue and operating income factors are based half on achieving the Company’s revenue and operating income targets and half on achieving the applicable business team’s revenue and contribution margin targets. The incentive amounts are calculated and paid after the end of 2007. The amounts will depend on the level of achievement against the objectives and range between zero and 200% of the target incentive. No payment is earned for the revenue component or operating income component if less than 80% of the respective objective is achieved. At 80% of the objective, 30% of the applicable component is earned; achievement of 100% of the objective results in 100% of the component earned; and if 120% of the objective is achieved, 200% of that component is earned. At the time the Committee set the performance goals for the participants under the 2007 AIP, it believed that they were achievable but only with significant effort.

Additional Bonuses

In addition to the annual performance bonus programs discussed above, the Committee reserves the right to award additional cash bonuses to Section 16 officers outside of the annual incentive plan as needed to address specific needs and circumstances. These bonuses are intended to reward the individual for performance relating to actions or behaviors not directly measured under the standard incentive plan or to address gaps in compensation created by unique circumstances. Examples of such contributions or actions include the assuming of additional responsibilities or leadership development. The Company believes that financial performance is not the only measure of the contributions made by an individual to the Company and that on occasion an additional bonus is appropriate. As these bonuses are not part of a predetermined formula, there are no fixed criteria for determining the timing or amount of such bonuses, although the Committee does assess their overall amount in the context of the individual’s total target competition.

On January 4, 2007, the Compensation Committee approved discretionary cash bonuses for 2006 for Mr. Minshull, Ms. Perdikou and Mr. Dykes in the amounts of $250,000, $125,000 and $125,000, respectively. In determining the amount these bonuses, the Committee considered the additional responsibilities and projects assumed by the individuals, their performance in their roles, and their overall cash compensation. These amounts were in addition to incentives paid pursuant to the 2006 Executive Incentive Plan which provides variable compensation based primarily on financial performance. Based on the leadership and performance demonstrated in 2006 in new roles assumed by the individuals or in managing additional projects and responsibilities undertaken during the year, it was determined that discretionary bonuses be awarded to these individuals in recognition of those contributions in addition to amounts earned based on financial performance. The amounts were recommended by the Company’s Chief Executive Officer and were approved by the Committee.

In May 2006, Ms. Perdikou was promoted from acting General Manager to Executive Vice President Infrastructure Products Group and General Manager, Service Provider Business Team. However, due to the stock option pricing investigation being conducted by the Company, the Company elected to delay granting her any stock options associated with that promotion until some time after the completion of the investigation. In recognition of Ms. Perdikou’s service in the role for seven months without having received any equity awards in connection with this promotion, the Company approved in December 2006 a special cash bonus of $175,000. The Committee determined the amount of the bonus in part based on the estimated potential change in value had the options been granted on the date of her promotion as well as based on the overall compensation paid to Ms. Perdikou and on her performance to date. Although the Chief Executive Officer made the initial recommendation as to the amount of the bonus, the Committee determined and approved the final amount.

Long-Term Equity Incentive Compensation

Juniper Networks provides long-term equity incentive compensation through awards of stock options, restricted stock units, and/or performance shares that generally vest over multiple years. Our equity compensation programs are intended to align the interests of our employees with those of our stockholders by creating an incentive for our Section 16 officers to drive financial performance over time and maximize stockholder value. The equity compensation program also is designed to encourage our Section 16 officers to remain employed with the Company.

2006 Equity Incentive Program.  Prior to 2006, the Company relied primarily on stock options to provide equity incentives to its Section 16 officers. In 2006, the Committee concluded that a combination of both stock options and performance-awarded restricted stock units would better address the Company’s compensation strategy, especially the need to balance incentives to drive performance with the need to attract and retain executive talent. Employees are able to profit from stock options only if the Company’s stock price increases in value over the stock option’s exercise price. Accordingly, options can provide effective incentives to option holders to achieve increases in the value of the Company’s stock but may have limited retention value if the stock price does not increase. Restricted stock units result in the issuance of shares of stock upon vesting. These shares have a value equal to the market price of Common Stock and, therefore, the employee can profit from their issuance regardless of whether the price increases or decreases over time. For this reason restricted stock units can provide a more predictable value to employees than stock options, and therefore can be efficient tools in both retaining and motivating employees, while also serving as an incentive to increase the value of the Company’s stock. Restricted stock units also may be efficient with respect to the use of our equity plan share reserves and overall dilution because fewer restricted stock units are typically needed to provide effective retention and incentive value as compared to stock options. Both the stock options and the restricted stock units awarded vest over multiple years. These vesting provisions promote retention by requiring the employee to remain with the Company in order to receive all of the awards.

In establishing the amount of long-term equity incentives to award each individual, the Committee evaluated the total value of the proposed long-term equity awards and compared it to the market benchmark data discussed above. In 2006, the Company’s objective was to target long term equity incentive compensation at approximately the 75th percentile of market data. In addition, the Committee also evaluated the retention value of prior equity awards granted to an individual based on the potential value of the unvested portion of those awards under various scenarios. In structuring the 2006 awards, the Committee sought to allocate 50% of the value to stock options and 50% to performance awarded restricted stock units. Stock option grant guidelines were developed by dividing the portion of long-term incentive value allocated to stock options by the estimated value of a Juniper Networks stock option. Performance awarded restricted stock grant guidelines were created by applying a ratio of one share subject to a restricted stock unit being equivalent to 2.5 shares subject to a stock option. This number was then increased by 20% to reflect the additional risk associated with the performance feature discussed below. A risk-adjusted present value methodology was used to value stock options for the purposes of determining grant guidelines, assuming a strike price of $18.00 and resulting in an estimated option value of $9.17. This estimated value does not reflect the actual strike price which was determined on the date of grant, nor is it the same as the value used for accounting purposes which is reflected in the Summary Compensation Table on page 33 and the Grant of Plan Based Awards Table on page 34.

The stock options were granted by the Company on February 8, 2006 and have an exercise price equal to the closing market price on the date of grant of $18.96 per share. The options have a seven year term and vest with respect to 25% of the shares on the first anniversary of grant and with respect to 1/48th of the shares each month thereafter.

The restricted stock units were awarded under a program pursuant to which the number of restricted stock units issued to each officer was dependent on the achievement of earnings per share objectives for 2006. At the time the Committee set the target performance goals for the participants under the 2006 restricted stock unit program, it believed that they were achievable but only with significant effort. Depending on the level of performance against the objectives, participants could receive restricted stock units for as much as 150% of the target number of restricted stock units or as few as 25% of the target number of restricted stock units. The restricted stock units issued after the 2006 performance period vest as to 75% of the shares on February 27, 2008, 15% on February 27, 2009 and 10% on February 27, 2010.

The following table reflects the restricted stock units earned under the 2006 restricted stock unit program and issued on February 27, 2007:

	Target		Number of	Number	Number	Number
	Restricted	Percentage	Restricted	Vesting	Vesting	Vesting
	Stock Unit	of Targets	Stock Units	February 27,	February 27,	February 27,
Name	Amount	Achieved	Issued	2008	2009	2010

Scott Kriens	100,000	56%	56,000	42,000	8,400	5,600
Robert Dykes	33,000	56%	18,480	0 (1)	0 (1)	0 (1)
Pradeep Sindhu	33,000	56%	18,480	13,860	2,772	1,848
Edward Minshull	50,000	56%	28,000	21,000	4,200	2,800
Kim Perdikou	25,000	56%	14,000	10,500	2,100	1,400
Robert Sturgeon	33,000	56%	18,480	0 (1)	0 (1)	0 (1)

(1)	Due to resignation of individual, none of the amounts will vest.

Retention Equity Awards.  On January 4, 2007, the Compensation Committee awarded restricted stock units for Mr. Minshull, Ms. Perdikou and Mr. Sturgeon in the amount of 120,000, 80,000 and 80,000 shares respectively. These awards were in addition to the awards made for the performance-awarded restricted stock unit plan as described above. Such restricted stock units vest as to 25% of the shares on February 1, 2008, 25% on February 1, 2009 and 50% on February 1, 2010. The recommendation for these awards was made by the Chief Executive Officer. In determining whether to provide these awards and how many restricted stock units to award, the Compensation Committee considered several factors including the expected value of the awards currently and under various stock price scenarios, whether existing options were underwater, how critical are the contributions made by the individual, an assessment of retention risk and the employee’s current target compensation before and after the award relative to market data and other executive officers in the Company. These equity awards were intended to promote the retention of the individuals by providing additional time-based equity awards.

2007 Long-Term Incentive Program.  For 2007, the Company reviewed its approach to equity awards, and the Committee redesigned the program to increase the focus on pay-for-performance by introducing performance shares into the mix of equity awards, replacing the performance-awarded restricted stock unit grant opportunity provided in 2006. The performance shares approved by the Committee vest based on a combination of time and performance against specific objectives. The Committee believes that this combination provides incentives to achieve increases in the Company’s stock price, to achieve specified performance objectives, and to promote retention.

In determining the amount of long-term equity incentives to award each individual, the Committee evaluated the value of the proposed long-term equity awards and total direct compensation and compared those values to the market benchmark data discussed above. For 2007, to reflect the change in the Company’s size and maturity, and based on the evaluation of its compensation practices relative to the Peer Group, the Company’s objective was to move total direct compensation to between the 50th and 75th percentile of the benchmark market data discussed above. In structuring the 2007 awards, the Committee sought to allocate 50% of the value to stock options and 50% to the performance shares. Stock option grants were valued using the risk-adjusted present value methodology as described above for 2006, assuming an exercise price of $20.00 and resulting in an estimated option value of $9.52 per share. Performance shares were valued assuming target performance and at an assumed grant price of $20.00 per share for the purpose of establishing grant guidelines.

The stock options were granted by the Company on March 9, 2007 and have an exercise price equal to the closing market price on the date of grant of $18.31 per share. The options have a seven year term and vest with respect to 25% of the shares on the first anniversary of grant and with respect to 1/48th of the shares each month thereafter, assuming continued service to the Company.

The performance shares vest based on achievement of specific performance objectives established for each year of a three-year period. The amount of performance shares earned for a particular year is based on the achievement of annual performance targets established for that year. For 2007, the performance targets are based on revenue and operating margin. At the time the Committee set the target performance goals, it believed that they were achievable but only with significant effort. With respect to each year’s performance, the individual can earn between 0% and 200% of the target amount for that year depending on the level of achievement against the targets established for that year (the target amount for each year is one third of the target amount for the entire three year period). At the completion of the three years, and provided the employee is still employed on the date of calculation, the employee is issued a number of fully paid and fully vested shares of common stock equal to the number “earned” over the three year period. For example: an employee is granted performance shares for a maximum of 60,000 shares with a target number of 30,000 shares over a three year period. During the first year the Company achieves the target revenues and target operating margin, and the employee earns the target number of 10,000 shares for that year, or 1/3 of the total target number of shares for the full three year period. During the second year, the Company achieves target revenue but is below target operating margin and the employee earns 5,000 shares. During the third year, the Company exceeds its revenue and operating margin targets and the employee earns 20,000 shares. Accordingly, the employee is issued at the completion of the three year cycle a total of 35,000 fully vested shares. No shares are vested or issued prior to the completion of the third year, and any earned but unvested shares are forfeited if the employee leaves the Company before they are vested and paid.

Equity Ownership Guidelines.  The Company believes that the significant component of each Section 16 officer’s overall compensation based on equity awards is sufficient to align the officer’s interests with those of the stockholders. Moreover, the Company has also established limitations on the maximum amount of an officer’s stock and option holdings that the officer can sell within any quarter or year without first obtaining the approval of the Board of Directors. Accordingly, the Company has not adopted any specific requirements as to a minimum number of shares that must be owned by an officer.

Stock Option Granting Policy.  In 2007, the Board of Directors approved a policy for granting stock options and equity awards. New hire and ad hoc promotional and adjustment grants to non-executive employees are to be granted monthly on the third Friday of the month, except as discussed below. If a quorum of the Stock Committee (currently composed of the Chief Executive Officer, Chief Financial Officer and one outside director) is not available for a meeting on or prior to the third Friday of the month or in the four days preceding it, grants are to be approved by means of an action by written consent. Such consent shall by its terms provide that the options will be granted upon the later of (i) the third Friday of the month or (ii) the date of the last signature of the Stock Committee members. Annual performance grants to non-Section 16 officers will also be scheduled to occur on the same date as a monthly grant and shall be approved by the Stock Committee in the manner described above. Grants in connection with acquisitions shall, unless a date is specified in the acquisition agreement, occur to the extent practical on a date on which equity awards to Company employees are made by the Stock Committee. Annual equity awards to Section 16 officers will be generally scheduled to be approved at a meeting of the Compensation Committee in the first quarter after the Q4 earnings announcement and prior to March 1. The annual grants to Section 16 persons should also be made effective on the third Friday of the month if the meeting approving such grants occurs on or before such date. If a quorum of the Compensation Committee is not available for a meeting on or before the third Friday of the month, an action by written consent shall be prepared and circulated. Such consent shall by its terms provide that the options will be granted upon the later of (i) the third Friday of that month or (ii) the date of the last signature of the Compensation Committee members. Notwithstanding the foregoing, if the Company is advised by outside counsel that the granting of equity awards on a particular date or to particular recipients, or prior to the disclosure of certain non-public information, could reasonably be deemed to be a violation of applicable laws or regulations, such grants may be delayed until such time as the granting of those awards would be not reasonably expected to constitute a violation. If doing a particular monthly grant would cause the Company to exceed any granting limitation imposed by the Board or Compensation Committee (such as an annual limit), the monthly grant shall be delayed until the first subsequent month in which the limitation would not be exceeded. If the making of a grant would cause the Company to violate the terms of any agreement approved by the Board or a Committee of the Board, such grant shall be delayed until it would not be in violation of such agreement. The exercise price of options granted will be the closing market price on the date of grant. The Company intends to grant options in accordance with the foregoing policy without regard to the timing of the release of material non-public information, such as a positive or negative earnings announcement.

Employee Benefits and Perquisites

Historically, the Company has made available to Section 16 officers the same employee benefits and perquisites that are available to employees broadly. The Company provides employee benefit programs and perquisites to employees, including Section 16 officers, that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees. There are no special benefit plans or programs for Section 16 officers. Accordingly, employee benefits and perquisites are reviewed from time to time only to ensure that benefit levels remain competitive but are not included in the Committee’s annual determination of a Section 16 officer’s compensation package.

Section 16 officers are entitled to participate on the same basis and in the same medical, dental, vision, disability, life insurance and other plans and programs made available to other full time employees in the applicable country of residence.

The Company has a 401(k) tax-qualified retirement savings plan pursuant to which all U.S. based employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amount prescribed by the Internal Revenue Service. The Company will match 25% of the amount contributed by the employee. The Company matching contributions are fully-vested upon contribution. Mr. Minshull participates in the Group Personal Pension Plan which is a tax-qualified defined contribution retirement plan available to all full time employees in the United Kingdom. The Company contributes 7% of an employee’s base salary to the plan following an initial period of service, which Mr. Minshull has satisfied. As such, Company contributions for Mr. Minshull are fully-vested upon contribution. The Company does not match employee contributions to this plan. Other than these generally available plans, there are no other deferred savings plans in which the Section 16 officers participate. The Company does not maintain or provide any defined benefit plans for its employees.

As is typical for the Company’s managers in Europe, Mr. Minshull is given a car allowance. Mr. Minshull receives a car allowance of $2,342 per month in arrears, less deductions for tax and U.K. National Insurance taxes contributions. He is also entitled to reimbursement of fuel costs through the standard expense reimbursement process.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in the column entitled “All Other Compensation” in the Summary Compensation Table on page 33.

Severance Benefits

In addition to compensation designed to reward employees for service and performance, the Company has approved certain severance and change of control provisions for certain employees, including named executive officers.

Basic Severance.  In order to recruit executives to the Company and encourage retention of employees, the Company believes it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause, as described below. On January 4, 2007, the Company’s Compensation Committee approved severance benefits for Mr. Elop, as well as for several members of senior management, including Mr. Kriens, Dr. Sindhu, Mr. Minshull, Ms. Perdikou, and Mr. Sturgeon. In the event the employee is terminated involuntarily by Juniper Networks without cause, as defined in the agreement, and provided the employee executes a full release of claims, in a form satisfactory to Juniper Networks, promptly following termination, the employee will be entitled to receive the following severance benefits: (i) an amount equal to six months of base salary, (ii) an amount equal to half of the individual’s annual target bonus for the fiscal year in which the termination occurs and (iii) six months of Company-paid health, dental, vision, and life insurance coverage. The Company believes that the size of the severance package is consistent with severance offered by other companies of the Company’s size or in the Company’s industry.

The Company has also entered into an agreement with Mr. Dykes on December 13, 2004, which provides that if Mr. Dykes is terminated involuntarily by the Company without cause, as defined in the agreement, promptly following termination Mr. Dykes will be entitled to receive the following severance benefits: (i) an amount equal to six months of his base salary, (ii) an amount equal to half of his annual at target bonus for the fiscal year in which termination occurs and (iii) and acceleration of six months of vesting of his initial grant of options to purchase shares of the Company’s common stock.

The following table describes the potential payments upon termination of employment without cause (assuming the change in control benefits discussed below do not apply) for each of the Section 16 officers as described above. Amounts payable assume relevant salary, bonus and benefit values in effect as of December 31, 2006. The amounts in the following table related to benefits represent the amounts payable by the Company to maintain the officer’s benefits for the period following the termination of the named executive officer’s employment without cause as described above.

Name	Cash Severance	Bonus	Benefits

Scott Kriens	$237,500	$356,250	$5,100
Chairman and Chief Executive Officer
Robert Dykes(1)	$200,000	$200,000	$—
Executive Vice President, Chief Financial Officer
Pradeep Sindhu	$125,000	$125,000	$5,100
Vice Chairman and Chief Technology Officer
Edward Minshull	$224,423	$224,423	$5,100
Executive Vice President Worldwide Field Operations
Robert Sturgeon	$150,000	$150,000	$5,100
Executive Vice President Service Layer Technology Group and General Manager, Enterprise Business Team
Kim Perdikou	$150,000	$150,000	$5,100
Executive Vice President Infrastructure Products Group and General Manager, Service Provider Business Team

(1)	Based on the Company’s stock price at December 31, 2006, Mr. Dykes would not realize any gain on the stock options that may be accelerated pursuant to his severance agreement.

Change in Control Severance.  The Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of Juniper Networks and its stockholders. To that end, Juniper Networks recognizes that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management to the detriment of the Company and its stockholders. Accordingly, the Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change in control. As a result, the Committee approved certain severance benefits for Mr. Kriens, Mr. Elop, Mr. Minshull, Dr. Sindhu, Mr. Dykes, Ms. Perdikou, Mr. Sturgeon, as well as for several members of senior management in the event of a change of control. In approving these benefits the committee considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies.

Under the benefits approved by the committee, provided the employee signs a release of claims and complies with certain post termination non-solicitation and non-competition obligations, the employee will receive change in control severance benefits if either (i) the employee is terminated without Cause within 12 months following the change of control or (ii) between 4 and 12 months following a change of control the employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (both Cause and Good Reason are defined in the agreement). For the purposes of this agreement, a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the subsidiary or business unit substantially containing the Company’s business following a change of control) does not by itself constitute grounds for “Good Reason”

The change in control severance benefits consist of (i) a cash payment equal to the employee’s annual base salary plus the employee’s target bonus for the fiscal year in which the change of control or the employee’s termination occurs, whichever is greater, (ii) acceleration of vesting of all of the employee’s then unvested outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards and (iii) one year of Company-paid health, dental, vision, and life insurance coverage.

The following table describes the potential payments upon termination of employment in connection with a change in control of Juniper Networks for each of Section 16 officers as described above. The amounts in the following table for equity awards represent the value of the awards that vest as a result of the termination without cause or a resignation for “good reason” (as defined in the applicable agreement) of the named executive officer’s employment in connection with a change in control. For purposes of valuing the stock options, the amounts below are based on a per share price of $18.94, which was the closing price as reported on the Nasdaq Global Select Market on December 29, 2006. Other amounts payable assume relevant salary, bonus and benefit values in effect as of December 31, 2006. The amounts in the following table related to benefits represent the amounts payable by the Company to maintain the officer’s benefits for the period following the termination of the named executive officer’s employment in connection with a change in control as described above.

				Value of Accelerated
Name	Cash Severance	Bonus	Benefits	Equity Awards

Scott Kriens	$475,000	$712,500	$10,200	$591,000
Chairman and Chief Executive Officer
Robert Dykes	$400,000	$400,000	$10,200	$0
Executive Vice President, Chief Financial Officer
Pradeep Sindhu	$250,000	$250,000	$10,200	$221,625
Vice Chairman and Chief Technology Officer
Edward Minshull	$448,845	$448,845	$10,200	$50,413
Executive Vice President Worldwide Field Operations
Robert Sturgeon	$300,000	$300,000	$10,200	$99,143
Executive Vice President Service Layer Technology Group and General Manager, Enterprise Business Team
Kim Perdikou	$300,000	$300,000	$10,200	$78,075
Executive Vice President Infrastructure Products Group and General Manager, Service Provider Business Team

The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our compensation program is a relevant consideration in their design. However, the Company and Committee have placed a higher priority on structuring flexible compensation programs to promote the recruitment, retention and performance of Section 16 officers than on maximizing tax deducibility. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that Juniper Networks may deduct in any one year with respect to each of its five most highly paid executive officers. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

There is an exception to the $1,000,000 limitation for certain performance-based compensation meeting certain requirements. The Company believes that the stock options awarded under the Company’s 2006 Equity Incentive Plan will meet the terms of the exception. Restricted stock units are not considered performance-based under Section 162(m) of the Tax Code and, as such, are generally not deductible by the Company. The Company has not sought stockholder approval of its annual cash incentive plans, and therefore, payments under those plans may not be fully deductible.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R). Like many of the companies within our Peer Group, Juniper Networks has lowered both grant guidelines and option participation rates to ensure that the Company’s equity granting practice remains competitive but also within acceptable cost limitations.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

William Stensrud (Chairman)
Kenneth Levy
Frank Marshall (through February 20, 2007)
Michael Lawrie (from February 27, 2007)

Compensation Committee Interlocks And Insider Participation

No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Fiscal Year 2006 Summary Compensation Table

The following table discloses compensation received by Juniper Networks’ Chief Executive Officer and Chief Financial Officer during fiscal 2006 and Juniper Networks’ three other most highly paid executive officers (together with the CEO and CFO, the “named executive officers”) as of December 31, 2006.

Summary Compensation Table

								Change in
								Pension
								Value
							Non Equity	Nonqualified
							Incentive	Deferred
Name and					Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus		Awards(1)	Awards(1)	Compensation(2)	on Earnings	Compensation		Total

Scott Kriens	2006	$475,000	$—		$182,482	$5,270,777	$591,376	$—	$2,540	(3)	$6,522,175
Chairman and Chief Executive Officer
Robert Dykes	2006	$400,000	$125,000	(4)	$60,219	$1,933,599	$338,000	$—	$4,257	(5)	$2,861,075
Executive Vice President, Chief Financial Officer
Pradeep Sindhu	2006	$243,750	$1,000	(6)	$60,219	$1,609,171	$207,500	$	$2,828	(7)	$2,124,468
Vice Chairman and Chief Technology Officer
Edward Minshull(8)	2006	$440,789	$250,000	(4)	$91,241	$792,476	$381,519	$—	$174,262	(9)	$2,130,287
Executive Vice President Worldwide Field Operations
Robert Sturgeon	2006	$293,750	$—		$60,219	$1,290,838	$117,000	$—	$540	(10)	$1,762,347
Executive Vice President Service Layer Technology Group and General Manager, Enterprise Business Team

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by Juniper Networks in fiscal 2006 for equity awards as determined pursuant to FAS 123R disregarding forfeiture assumptions. These compensation costs reflect option awards granted in and prior to fiscal 2006 as well as restricted stock unit awards earned in 2006 but issued in 2007 pursuant to the Company’s 2006 Equity Incentive Program described in “Compensation Discussion and Analysis” above. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in Juniper Networks Annual Report on Form 10-K for 2006 filed with the SEC on March 9, 2007.

(2)	Amounts in this column reflect bonuses earned in 2006 under the 2006 Juniper Networks Executive Officer Bonus Plan, although some amounts were paid in 2007.

(3)	Consists of $2,000 in matching contributions paid under the Company’s 401(k) plan and $540 related to the standard employee benefit portion paid by the Company for life insurance premiums.

(4)	On January 4, 2007, the Compensation Committee approved discretionary cash bonuses for 2006 for Mr. Minshull and Mr. Dykes in the amounts of $250,000 and $125,000, respectively. In determining the amount these bonuses, the Committee considered the additional responsibilities and projects assumed by the individuals, their performance in their roles, and their overall cash compensation. These amounts were in addition to incentives paid pursuant to the 2006 Executive Incentive Plan which provides variable compensation based primarily on financial performance. Based on the leadership and performance demonstrated in 2006 in new roles assumed by the individuals or in managing additional projects and responsibilities undertaken during the year, it was determined that discretionary bonuses be awarded to these individuals in recognition of those contributions in addition to amounts earned based on financial performance.

(5)	Consists of $2,000 in matching contributions paid under the Company’s 401(k) plan and $2,257 related to the standard employee benefit portion paid by the Company for life and disability insurance premiums.

(6)	Consists of $1,000 awarded for a patent filing pursuant to the Company’s patent award program, which is generally available to all Juniper Networks employees.

(7)	Consists of $2,000 in matching contributions paid under the Company’s 401(k) plan and $828 related to the standard employee benefit portion paid by the Company for life insurance premiums.

(8)	Mr. Minshull is paid in British Pounds (£). The compensation amounts for Mr. Minshull in this proxy statement are presented on an as-converted to U.S. Dollars ($) basis at a rate of $1.9515 for each £1. This represents the exchange rate in effect for conversion of British Pounds to U.S. Dollars as of December 31, 2006.

(9)	Amounts paid reflect $115,305 in commissions paid; $28,102 in car allowance and $30,855 in contributions paid by Juniper Networks under the Company’s UK Group Personal Pension Plan, a defined contribution plan available to all full-time UK employees.

(10)	Consists of $540 related to the standard employee benefit portion paid by the Company for life insurance premiums.

Grants of Plan Based Awards for Fiscal 2006

The following table shows all plan-based awards granted to our named executive officers during 2006. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2006 Year-End Table on the following page.

Grants of Plan-Based Awards
for Fiscal 2006

								All Other	All Other
								Stock	Option	Exercise
								Awards:	Awards:	or Base
		Estimated Future Payouts						Number of	Number of	Price of
		Under Non-Equity Incentive Plan			Estimated Future Payouts			Shares of	Securities	Option	Grant
	Grant	Awards(1)			Under Equity Incentive Plan Awards(2)			Stock or	Underlying	Awards	Date Fair
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/sh)	Value

Scott Kriens	2/8/2006	$0	$712,500	$1,425,000	25,000	100,000	150,000	—	185,000	$18.96	$1,191,585
Robert Dykes	2/8/2006	$0	$400,000	$800,000	8,250	33,000	49,500	—	70,000	$18.96	$450,870
Pradeep Sindhu	2/8/2006	$0	$250,000	$500,000	8,250	33,000	49,500	—	70,000	$18.96	$450,870
Edward Minshull	2/8/2006	$0	$448,845	$897,690	12,500	50,000	75,000	—	300,000	$18.96	$1,932,300
Robert Sturgeon	2/8/2006	$0	$300,000	$600,000	8,250	33,000	49,500	—	70,000	$18.96	$450,870

(1)	Amounts reflect potential cash bonuses payable under the Company’s 2006 Executive Officer Bonus Plan described in “Compensation Discussion and Analysis” above. Actual payments amounts under the 2006 Executive Officer Bonus Plan for Messrs. Kriens, Dykes, Sindhu, Minshull and Sturgeon were $591,376, $338,000, $207,500, $381,519 and $117,000 respectively.

(2)	Amounts reflect shares subject to Restricted stock unit awards issuable under the Company’s 2006 Equity Incentive Program described in “Compensation Discussion and Analysis” above. Actual award amounts issued in 2007 for Messrs. Kriens, Dykes, Sindhu, Minshull and Sturgeon were 56,000, 18,480, 18,480, 28,000 and 18,480, respectively.

Outstanding Equity Awards at Fiscal 2006 Year-End

The following table shows all outstanding equity awards held by our named executive officers at December 31, 2006.

Outstanding Equity Awards at Fiscal 2006 Year-End

	Option Awards						Stock Awards
									Equity	Equity
				Equity					Incentive	Incentive
				Incentive				Market	Plan	Plan Awards:
				Plan				Value of	Awards:	Market or
				Awards:				Shares or	Number of	Payout Value
	Number of	Number of		Number of			Number of	Units of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or	Stock	Shares, Units	Shares, Units or
	Underlying	Underlying		Underlying	Option		Units of	That	or Other	Other Rights
	Unexercised	Unexercised		Unexercised	Exercise	Option	Stock That	Have Not	Rights That	That Have
	Options (#)	Options (#)		Unearned	Price	Expiration	Have Not	Vested	Have Not	Not Vested
Name	Exercisable	Unexercisable		Options (#)	($)	Date	Vested (#)	($)	Vested (#)	($)

Scott Kriens	2,200,000				10.31	05/28/2012
	550,000				5.69	07/01/2012	—	—	—	—
	650,000	150,000	(1)	—	15.00	09/26/2013
	546,875	203,125	(2)		28.17	01/29/2014
	261,145	283,855	(3)		22.59	04/29/2015
	22,448	77,552	(4)		22.59	04/29/2015
	0	185,000	(5)		18.96	02/08/2013
Robert Dykes	239,583	260,417	(6)	—	27.19	01/01/2015
	15,714	54,286	(4)		22.59	04/29/2015
	0	70,000	(5)		18.96	02/08/2013	—	—	—	—
Pradeep Sindhu	1,080,000				30.3542	10/04/2009
	100,000				10.31	05/28/2012
	300,000			—	5.69	07/01/2012	—	—	—	—
	243,750	56,250	(1)		15.00	09/26/2013
	145,833	54,167	(2)		28.17	01/29/2014
	52,708	57,292	(3)		22.59	04/29/2015
	15,714	54,286	(4)		22.59	04/29/2015
	0	70,000	(5)		18.96	02/08/2013
Edward Minshull	13,334				5.69	07/07/2012
	5,417	1,250	(7)		8.16	04/01/2013
	13,542	9,375	(1)	—	15.00	09/26/2013	—	—	—	—
	0	300,000	(5)		18.96	02/08/2013
	56,250	43,750	(8)		24.14	09/17/2014
Robert Sturgeon	65,000				9.32	02/28/2012
	80,000				5.69	07/01/2012
	35,156	2,344	(7)		8.16	04/01/2013	—	—	—	—
	81,250	18,750	(1)		15.00	09/26/2013
	56,250	43,750	(8)		24.14	09/17/2014
	7,142	62,858	(9)		24.02	09/09/2015
	43,333	86,667	(10)		24.02	09/09/2015
	0	70,000	(5)		18.96	02/08/2013

(1)	The option was granted on 9/26/2003. The shares became exercisable as to 25% of the shares on 9/26/2004 and vest monthly thereafter to be fully vested on 9/26/2007 assuming continued employment with Juniper Networks.

(2)	The option was granted on 1/29/2004. The shares became exercisable as to 25% of the shares on 1/29/2005 and vest monthly thereafter to be fully vested on 1/29/2008, assuming continued employment with Juniper Networks.

(3)	The option was granted on 4/29/2005. The shares became exercisable as to 25% of the shares on 1/1/2006 and vest monthly thereafter to be fully vested on 1/1/2009 assuming continued employment with Juniper Networks.

(4)	The option was granted on 4/29/2005. The shares became exercisable as to one-forty-eighth of the shares on 1/1/2006 and vest monthly thereafter to be fully vested on 1/1/2010 assuming continued employment with Juniper Networks.

(5)	The option was granted on 2/8/2006. The shares became exercisable as to 25% of the shares on 2/8/2007 and vest monthly thereafter to be fully vested on 2/8/2010 assuming continued employment with Juniper Networks.

(6)	The option was granted on 1/1/2005. The shares became exercisable as to 25% of the shares on 1/1/2006 and vest monthly thereafter to be fully vested on 1/1/2009 assuming continued employment with Juniper Networks.

(7)	The option was granted on 4/1/2003. The shares became exercisable as to 25% of the shares on 3/17/2004 and vest monthly thereafter to be fully vested on 3/17/2007 assuming continued employment with Juniper Networks.

(8)	The option was granted on 9/17/2004. The shares became exercisable as to 25% of the shares on 9/17/2005 and vest monthly thereafter to be fully vested on 9/17/2008 assuming continued employment with Juniper Networks.

(9)	The option was granted on 9/9/2005. The shares became exercisable as to one-forty-eighth of the shares on 8/25/2006 and vest monthly thereafter to be fully vested on 8/25/2010 assuming continued employment with Juniper Networks.

(10)	The option was granted on 9/9/2005. The shares became exercisable as to 25% of the shares on 8/25/2006 and vest monthly thereafter to be fully vested on 8/25/2009 assuming continued employment with Juniper Networks.

Option Exercises and Stock Vested For Fiscal 2006

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our named executive officers during 2006.

Option Exercises and Stock Vested For Fiscal 2006

	Option Awards		Stock Awards
	Shares		Shares
	Acquired on	Value	Acquired on	Value
Name	Exercise	Realized	Vesting	Realized

Scott Kriens	—	$—	—	$—
Robert Dykes	—	$—	—	$—
Pradeep Sindhu	—	$—	—	$—
Edward Minshull	—	$—	—	$—
Robert Sturgeon	—	$—	—	$—

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 about our common stock that may be issued under the Company’s prior and existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options assumed by the Company in connection with acquisitions of the companies that originally granted those options. Footnote (6) to the table sets forth the total number of shares of the Company’s common stock issuable upon exercise of assumed options as of December 31, 2006 and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	Number of		Weighted-	Number of Securities
	Securities to be		Average	Remaining Available for
	Issued Upon		Exercise	Future Issuance Under
	Exercise of		Price of	Equity Compensation Plans
	Outstanding		Outstanding	(Excluding Securities Reflected
Plan Category	Options(3)		Options	in the First Column)

Equity compensation plans approved by security holders(1)	54,969,336	(4)	$21.03	69,051,836	(5)
Equity compensation plans not approved by security holders(2)	18,344,492		$15.20	0

Total	73,313,828		$19.57	69,051,836

(1)	Includes the 2006 Equity Incentive Plan (the “2006 Plan”), Amended and Restated 1996 Stock Plan (the “1996 Plan”) and the 1999 Employee Stock Purchase Plan (the “Purchase Plan”). Effective May 18, 2006, additional equity awards under the 1996 Plan have been discontinued and new equity awards are being granted under the 2006 Plan. Remaining authorized shares under the 1996 Plan that were not subject to outstanding awards as of May 18, 2006 were canceled on May 18, 2006. The 1996 Plan will remain in effect as to outstanding equity awards granted under the plan prior to May 18, 2006.

(2)	Includes the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”). No options issued under this Plan are held by any directors or executive officers. Effective May 18, 2006, additional equity awards under the 2000 Plan have been discontinued and new equity awards are being granted under the 2006 Plan. Remaining authorized shares under the 2000 Plan that were not subject to outstanding awards as of May 18, 2006 were canceled on May 18, 2006. The 2000 Plan will remain in effect as to outstanding equity awards granted under the plan prior to May 18, 2006.

(3)	Excludes 3,220,747 shares subject to restricted stock units outstanding as of December 31, 2006 that were issued under the 1996 Plan and 2006 Plan.

(4)	Excludes purchase rights accruing under the Purchase Plan, which has a remaining stockholder-approved reserve of 8,509,510 shares as of December 31, 2006.

(5)	Consists of shares available for future issuance under the 2006 Plan and the Purchase Plan. As of December 31, 2006, an aggregate of 60,542,326 and 8,509,510 shares of Common Stock were available for issuance under the 2006 Plan and the Purchase Plan, respectively. Under the terms of the 2006 Plan, any shares subject to any options under the Company’s 2000 Plan and 1996 Plan that are outstanding on May 18, 2006 and that subsequently expire unexercised, up to a maximum of an additional 75,000,000 shares will become available for issuance under the 2006 Plan. Under the terms of the Purchase Plan, an annual increase is added on the first day of each fiscal year equal to the lesser of (a) 3,000,000 shares, (b) 1% of the outstanding shares on that date or (c) a lesser amount determined by the Board of Directors.

(6)	As of December 31, 2006, a total of 8,779,075 shares of the Company’s Common Stock were issuable upon exercise of outstanding options under plans assumed in connection with acquisitions. The weighted average exercise price of those outstanding options is $11.08 per share. No additional options may be granted under those assumed plans.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as Juniper Networks’ auditors for the fiscal year ending December 31, 2007. Representatives of Ernst & Young are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by Juniper Networks for Ernst & Young LLP

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two years are:

	2006	2005

Audit fees:
Core audit fees	$3,808,000	$2,847,000
Audit fees related to financial restatement and independent stock option investigation	2,615,000	—

Total audit fees	6,423,000	2,847,000
Audit-related fees	—	91,000
Tax fees	488,000	658,000
All other fees	—	—

Total	$6,911,000	$3,596,000

Audit fees are for professional services rendered in connection with the audit of the Company’s annual financial statements and the review of its quarterly financial statements. Total audit fees in 2006 also include $2.6 million related to the audit of the Company’s restated financial statements and the review of the independent investigation into the Company’s historical stock option practices. Audit-related fees in 2005 were primarily related to acquisitions completed by the Company during 2005. Tax fees are for professional services rendered for tax compliance, tax advice and tax planning.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has delegated such pre-approval authority to the chairman of the committee. The Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 41 meetings during fiscal year 2006, a majority of which were specifically associated with the independent investigation into the Company’s historical stock option practices.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Juniper Networks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

Kenneth Goldman (Chairman)
Robert M. Calderoni
William R. Hearst III

Directions to Juniper Networks, Inc.

1220 N. Mathilda Avenue
Building 3, Pacific Conference Room
Sunnyvale, CA 94089

From San Francisco Airport:

•	Travel south on Highway 101.
•	Exit Highway 237 east in Sunnyvale.
•	Exit Mathilda and turn left onto Mathilda Avenue.
•	Juniper Networks Corporate Headquarters and Knowledge Center will be on the right side across from the Lockheed/Martin light rail station.

From San Jose Airport and points south:

•	Travel north on Highway 101 to Mathilda Avenue in Sunnyvale.
•	Exit Mathilda Avenue north.
•	Continue on Mathilda past Highway 237 and Lockheed Martin Avenue.
•	Juniper Networks Corporate Headquarters and Knowledge Center will be on the right side across from the Lockheed/Martin light rail station.

From Oakland Airport and the East Bay:

•	Travel south on Interstate 880 until you get to Milpitas.
•	Turn right on Highway 237 west.
•	Continue approximately 10 miles.
•	Exit Mathilda Avenue and turn right at the stoplight.
•	Juniper Networks Corporate Headquarters and Knowledge Center will be on the right side across from the Lockheed/Martin light rail station.

There are three ways to vote your Proxy Your Internet or telephone vote authorizes the Named Proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
JUNIPER NETWORKS, INC. 1194 N. MATHILDA AVENUE SUNNYVALE, CA 94089
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Juniper Networks, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Juniper Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	JUNIP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JUNIPER NETWORKS, INC.

The Board of Directors Recommends a Vote FOR Items 1 and 2.					To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		For All	Withhold All	For All Except
1.	Election of Directors: 01) Robert M. Calderoni 02) Pradeep Sindhu	0	0	0

		For	Against	Abstain

2.	Ratification of Ernst & Young LLP, an independent registered public accounting firm, as auditors.	0	0	0
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSAL 1 AND 2
Please sign exactly as your name(s) appear(s) on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Address Change? Mark this box and indicate changes on reverse side.	0

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JUNIPER NETWORKS, INC.
2007 ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 17, 2007
9:00 a.m. Pacific time
Juniper Networks, Inc.
1220 N. Mathilda Ave.
Building 3, Pacific Conference Room
Sunnyvale, CA 94089

Juniper Networks, Inc.

Mailing Address:	1194 N. Mathilda Avenue, Sunnyvale, CA 94089	Proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2007.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Stephen Elop and Mitchell Gaynor, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Address Change:

If you noted an Address Change above, please check the corresponding box on the reverse side.